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FOR IMMEDIATE RELEASE

Press Contact:
Fred Knoll- Chairman
Thinking Tools, Inc., c/o Knoll Capital
Phone: (212) 808-7474
E-mail: knollcap@aol.com


                            Thinking Tools Announces
                       StartFree.com Has Ceased Operations

New York City -- Thursday, December 21, 2000 -- Thinking Tools, Inc. (OTCBB:TSIM) announced today that StartFree.com, Inc., its wholly owned subsidiary, has ceased operations. This decision was based in part on the recent notification by Engage, Inc. (the successor by merger to AdSmart Corporation) that Engage was terminating the Representation Agreement with StartFree.com. StartFree.com believes that Engage had no grounds for early termination of the Representation Agreement. StartFree.com is evaluating its options in connection with the cessation of its operations, including any potential claims against Engage.

Thinking Tools intends to locate and enter into transactions with existing, public or privately-held companies which, in its view, have growth potential. To that end, Thinking Tools is currently engaged in negotiations with several candidates. A combination may be structured as a merger, consolidation, exchange of Thinking Tools' common stock for stock or assets or any other form which will result in the combined enterprise remaining a publicly-held corporation. There can be no assurance that any such transaction will be consummated.

Corporate headquarters for Thinking Tools, Inc. are located at 200 Park Avenue, Suite 3900, New York, NY 10166. Telephone number is (212) 808-7474.


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Some of the statements made by Thinking Tools, Inc. in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Thinking Tools believes that its primary risk factors include, but are not limited to: substantial capital requirements, development of effective internal processes and systems; success in pursuing any claims against Engage; risks related to the Internet industry; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Thinking Tools' filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.